Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated August 22, 2022 in the Registration Statement on Form F- 1/A, under the Securities Act of 1933 (File No. 333- ) with respect to the consolidated balance sheets of SAG Holdings Limited and Subsidiaries (collectively referred to as the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in shareholder’s equity and cash flows for each of the years in the two-year period ended December 31, 2021 and the related notes.

/s/ Audit Alliance LLP

Singapore
August 22, 2022